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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Williams Companies, Inc. on Form S-4, being filed pursuant to Rule 462(b), of our report dated January 27, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to litigation in which MAPCO, Inc. ("MAPCO") is a defendant relating to an explosion in April 1992), appearing in the Annual Report on Form 10-K of MAPCO for the year ended December 31, 1996 and to the references to us under the headings "Selected Financial Data" and "Experts" in the Registration Statement (Form S-4 No. 333-44963) and related Joint Proxy Statement/Prospectus, incorporated by reference in this Registration Statement.

On March 4, 1998 we consented to the incorporation by reference in certain MAPCO registration statements (not including this Registration Statement) of our report dated January 27, 1998 (March 3, 1998, as to Notes 2 and 16) with respect to the consolidated financial statements and financial statement schedules of MAPCO, which report includes explanatory paragraphs relating to certain litigation to which MAPCO is a defendant and MAPCO's change in its method of accounting for business process reengineering activities to conform to the consensus reached by the Emerging Issues Task Force in Issue 97-13, appearing in MAPCO's Annual Report on Form 10-K for the year ended December 31, 1997.

Deloitte & Touche LLP
Tulsa, Oklahoma
March 17, 1998